Exhibit 99.1

IN THE DISTRICT COURT OF LANCASTER COUNTY, NEBRASKA

STATE OF NEBRASKA, EX REL.	)	Case No. CI 05 714
L. TIM WAGNER, DIRECTOR OF	)
INSURANCE OF THE STATE OF	)
NEBRASKA,	)
)
PETITIONER,	)	PETITION FOR ORDER
	)	OF LIQUIDATION,
v.	)	DECLARATION OF
	)	INSOLVENCY, AND
AMERICAN GROWERS	)	REQUEST FOR
INSURANCE COMPANY,	)	INJUNCTION
)
RESPONDENT.	)

COMES NOW, State of Nebraska, ex rel., L. Tim Wagner, Director of Insurance for the State of Nebraska, Petitioner, and for his petition states the following:

PETITION FOR ORDER OF LIQUIDATION

1. Petitioner is L. Tim Wagner, the duly appointed and qualified Director of the Department of Insurance, State of Nebraska (“Director”), who is acting under the authority of Neb. Rev. Stat. §44-101 (Reissue 1998) and §44-4801 et seq., in petitioning this Court for an Order of Liquidation pursuant to Neb. Rev. Stat. §44-4816(1) and §44-4817.

2. Respondent, American Growers Insurance Company (“AGIC”), is a Nebraska domestic property and casualty insurer organized under the laws of Nebraska and authorized to do the business of insurance in Nebraska. Its principal place of business is currently 11128 John Galt Blvd., Suite 450, Omaha, NE 68137-6312.

3. Jurisdiction and venue for this action are vested with the District Court of Lancaster County, Nebraska, pursuant to Neb. Rev. Stat. §44-4804.

4. AGIC is the subject of Rehabilitation Proceedings in the District Court of Lancaster County, Nebraska, at Case CI 02-4637. The Order of Rehabilitation was entered on December 20, 2002. As provided by Neb. Rev. Stat. §44-4816, the Petitioner, as the designated Rehabilitator of AGIC, believes that further attempts to rehabilitate AGIC would substantially increase the risk of loss to insureds, creditors or the public and would be futile.

5. Under the authority of Neb. Rev. Stat. §44-4817, the Director may petition the District Court of Lancaster County, Nebraska, for an Order directing him to liquidate AGIC on the grounds that were the basis of the Order of Rehabilitation referred to above; that AGIC is insolvent as defined in Neb. Rev. Stat. §44-4803(14); and that AGIC is in such condition that further transaction of business would be hazardous financially to its insureds, creditors or the public.

6. Acceptance Insurance Companies, Inc., an insurance holding company system, is the sole shareholder of AGIC.

7. The Director believes that grounds exist for an Order of Liquidation under Neb. Rev. Stat. §44-4816(1) and 44-4817 and the Director and his successors in office should immediately be appointed Liquidator of AGIC.

8. The Liquidator should be authorized and directed to forthwith take possession of AGIC and to take all steps necessary to liquidate the business of AGIC as provided by law and as necessary to protect the interests of the insureds, creditors, and the public.

9. The Liquidator should be authorized to employ such persons, including but not limited to, a Special Deputy Liquidator, legal counsel, accountants, and other agents and consultants, as from time to time may be necessary or appropriate to assist him in the proper performance of his duties as Liquidator of AGIC. All reasonable costs and expenses incurred by the Liquidator or such other authorized persons as may be designated by him from time to time to assist in the proper performance of such duties should be charged to and be paid by AGIC.

10. It is in the best interests of its insureds, creditors and the public for AGIC to be ordered liquidated.

11. The Liquidator should give and cause notice to be given of the liquidation to all parties in interest and in the manner designated in Neb. Rev. Stat. §44-4822 as soon as possible.

REQUEST FOR INJUNCTIVE RELIEF

12. Petitioner, for its request for injunctive relief pursuant to Neb. Rev. Stat. §44-4805, hereby incorporates all allegations of law and fact as contained in paragraphs 1 through 11 of the foregoing Petition for Order of Liquidation as if set forth in full.

13. The Director requests that an injunction be issued restraining and enjoining AGIC and its officers, managers, agents, and employees and all persons and other legal entities, except the Liquidator and his representatives from:

A.	The transaction of further business of AGIC herein except as directed by the Liquidator;

B.	The transfer of AGIC’s assets and property;

C.	Interference with the Liquidator, his employees, or assistants;

D.	Waste of AGIC’s assets;

E.	Dissipation and transfer of bank accounts of AGIC;

F.	Institution or further prosecution of any actions or proceedings;

G.	The obtaining of preferences, judgements, attachments, garnishments, or liens against AGIC, its assets or its policyholders;

H.	The levying of execution against AGIC, its assets or its policyholders;

I.	The making of any sale or deed for nonpayment of taxes or assessments which would lesson the value of the assets of AGIC;

J.	The withholding from the Liquidator of books, accounts, documents or other records relating to the business of AGIC; and

K.	Any other threatened or contemplated action that might lessen the value of AGIC’s assets or prejudice the rights of policyholders, creditors or shareholders or the administration of any proceeding under the Nebraska Insurers Supervision, Rehabilitation and Liquidation Act of 1989, Neb. Rev. Stat. §44-4801, et seq.

WHEREFORE, Petitioner prays that the Court enter an Order placing American Growers Insurance Company in Liquidation, appointing L. Tim Wagner as Liquidator, that an Injunction be issued as set forth above, and that the Court grant such other relief as is appropriate.

Dated this              day of February 2005.

STATE OF NEBRASKA, ex rel., L. TIM WAGNER, Director of Insurance For The State of Nebraska, petitioner

BY:	JON BRUNING, #20351
ATTORNEY GENERAL

BY:	/S/
Lynn A. Melson, #17363
Assistant Attorney General
2115 State Capitol
Lincoln, NE 68509-4906
Tel: (402) 471-2682

CERTIFICATE OF SERVICE

I hereby certify that a true and correct copy of the Petition for Order of Liquidation, Declaration of Insolvency, and Request for Injunction was served upon Acceptance Insurance Companies, Inc., President John Martin, 300 W. Broadway, Suite 1600, Council Bluffs, IA 51503 on this 22nd day of February, 2005 by certified mail, return receipt requested and upon counsel, Patrick Griffin, Kutak Rock LLP, The Omaha Building, 1650 Farnam Street, Omaha, NE 68102, on this 22nd day of February, 2005, by U.S. Mail, postage prepaid.

/S/